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                                                                    EXHIBIT 99.1

REPUBLIC INDUSTRIES, INC.

                                                  200 East Las Olas Boulevard
                                                  Suite 1400
                                                  Fort Lauderdale, Florida 33301
                                                  954-627-6000
                                                  954-779-3884 FAX


                                     CONTACT:  REPUBLIC INDUSTRIES  954-627-6000
                                               DAVID POTTS          954-627-6039
                                               ADT LIMITED          407-997-8406




REPUBLIC INDUSTRIES AND ADT ANNOUNCE TERMINATION OF MERGER AGREEMENT



        Fort Lauderdale, FL September 30, 1996 -- Republic Industries, Inc. (NASDAQ: RWIN) and ADT Limited (NYSE:ADT) jointly announced today that they have agreed to terminate their agreement providing for the combination of the two companies. Both companies cited uncertainty mainly attributable to stock market conditions over the past few months.

        H. Wayne Huizenga, Chairman and Chief Executive Officer of Republic Industries stated, "Despite both companies initial enthusiasm about this transaction, we now have agreed that this combination is no longer in the best interest of our respective companies. The delay in completing this transaction has been inconsistent with our expansion plans. We will now be able to complete several other pending acquisitions, including Addington Resources, Continental Waste and AutoNation. We will also be able to pursue a number of other opportunities which have been delayed due to the ADT transaction."

        Michael A. Ashcroft, Chairman and Chief Executive Officer of ADT, added, "The delay in completing the transaction forced both companies to put business expansion plans on hold for too long. Both companies will now be free to resume their individual business plans."

        Republic Industries will continue to hold its warrant to acquire 15 million shares of ADT common stock at an exercise price of $20 per share. The warrant, by its terms, became exercisable for a period of six months upon termination of the combination agreement.

        Republic is a diversified company operating in the solid waste, automotive, electronic security and out-of-home media industries.

        ADT is the largest single provider of electronic security services in North America and the largest provider in the United Kingdom providing continuous monitoring of commercial and residential security systems to over
1.6 million customers.


        ADT is also the second largest provider of vehicle auction services in the United States, operating a network of 28 vehicle auction centers providing a comprehensive range of vehicle remarketing services to vehicle dealers and owners of and operators of vehicle fleets.